News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
215.553.8323

CHECKPOINT SYSTEMS, INC. ANNOUNCES
THIRD QUARTER 2011 RESULTS

Philadelphia, Pennsylvania, November 1, 2011 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 25, 2011.

Net revenues for the third quarter of 2011 were $218.1 million compared to net revenues for the third quarter of 2010 of $203.3 million.  A net loss attributable to Checkpoint Systems, Inc. for the third quarter of 2011 was $49.3 million, or $1.21 per diluted share, compared to net earnings for the third quarter of 2010 of $7.1 million, or $0.17 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the third quarter of 2011 excluding restructuring expenses, acquisition costs, and the impact of a change in valuation allowances were $15.3 million, or $0.38 per diluted share, compared to $12.0 million, or $0.30 per diluted share in the third quarter of 2010.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems, said, “Commencing in the third quarter we started to experience significant changes in retailer behavior, most notably in Europe.  In some cases, large retailers abruptly stopped their automatic ordering processes from their suppliers and in other cases, held back on placing orders pending the reduction in new material input costs, such as cotton.  The ongoing global economic uncertainty combined with unpredictable retailer behavior has convinced us that a conservative view of the market is required and that the Company needs to be immediately restructured to meet that view.  As a result, we are revising our guidance for the balance of the year and embarking on an expanded and more wide-reaching global restructuring plan designed to reduce costs by approximately $58 million annually.”

Mr. van der Merwe concluded, “We remain committed to our stated strategy.  Through this challenging period, we believe our core businesses have maintained their relative market positions. Our immediate focus is not only to right size SG&A but also to accelerate gross margin recovery and ensure we remain well positioned in the market.  We will continue to preserve cash and allocate resources to introducing new, innovative products to drive growth in our core businesses as well as the emerging merchandise visibility business.”

Selected analysis and discussion for the third quarter of 2011:

•
Net revenues increased 7.3%.  Acquisition growth contributed 5.8% of the increase resulting from the acquisition of Shore to Shore, Inc.  Foreign currency effects resulted in a 5.0% net revenues increase driven principally by the stronger euro.  An organic net revenues decline of 3.5% was driven principally by the Shrink Management Solutions business segment, notably Alpha.

•	Gross profit margin was 37.4% compared to 40.3% for the third quarter of 2010. The decrease was principally due to lower gross margins in the EAS consumables and CheckView® businesses.

•	Selling, general and administrative (SG&A) expenses were $69.9 million compared to $62.8 million for the third quarter of 2010.

•
GAAP operating loss was $8.6 million compared to income of $13.1 million for the third quarter of 2010.  Non-GAAP operating income excluding restructuring expense and acquisition costs was $8.8 million, or 4.0% of net revenues.  Non-GAAP operating income for the third quarter of 2010 was $14.2 million, or 7.0% of net revenues.  The impact of foreign currency translation on revenues and gross profit was largely offset by the impact on SG&A expenses.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Restructuring expense was $17.4 million resulting from the implementation of the global restructuring plan and the existing SG&A restructuring plan.

•	Effective tax rate was negative 363.2% compared to 41.9% for the third quarter of 2010, due primarily to the impact of a tax valuation allowance adjustment.

•	Cash flow used in operating activities was $30.5 million compared to cash flow used in operating activities of $17.1 million for the third quarter of 2010.

•
At September 25, 2011, cash and cash equivalents were $105.6 million compared to $173.8 million at December 26, 2010, and total debt was $160.1 million compared to $141.9 million at December 26, 2010, with the acquisition of Shore to Shore contributing to our increased debt levels.  Capital expenditures were $5.0 million for the third quarter of 2011.

Outlook for 2011

Based on an assessment of current market conditions, Checkpoint is reiterating guidance for 2011 that was provided on October 18, 2011.  This guidance does not include the impact of unusual charges, such as additional restructuring expense, that the Company may incur during the year and assumes a continuation of current exchange rates.

•	Net revenues are expected to be in the range of $860 million to $880 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.32 to $0.43.

•	Non-GAAP operating income margin is expected to be in the range of 3.7% to 4.4%.

•	An annualized tax rate is expected to be in the range of 47% to 50%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of negative $10 million to negative $20 million.

Checkpoint Systems will host a conference call today, November 1, 2011, at 11:00 AM Eastern Time, to discuss its third quarter 2011 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions.  Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence.  Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: our ability to integrate the Shore To Shore acquisition we acquired in the second quarter of 2011 and other prior acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010

Net revenues	$ 218,126	$ 203,324	$ 622,730	$ 598,956
Cost of revenues	136,506	121,445	385,244	345,762
Gross profit	81,620	81,879	237,486	253,194

Selling, general, and administrative expenses	69,943	62,774	225,021	202,809
Research and development	5,476	4,868	15,612	14,776
Restructuring expenses	17,392	1,175	20,484	2,810
Acquisition costs	2	—	2,205	—
Other operating income	2,590	—	19,262	—
Operating (loss) income	(8,603)	13,062	(6,574)	32,799
Interest income	984	842	2,677	2,208
Interest expense	2,221	1,704	5,781	4,725
Other gain (loss), net	(783)	(88)	(1,049)	(1,284)
(Loss) earnings before income taxes	(10,623)	12,112	(10,727)	28,998
Income taxes	38,588	5,071	38,273	9,487
Net (loss) earnings	(49,211)	7,041	(49,000)	19,511
Less: income (loss) attributable to non-controlling interests	48	(40)	50	(116)
Net (loss) earnings attributable to Checkpoint Systems, Inc.	$ (49,259)	$ 7,081	$ (49,050)	$ 19,627
Net (loss) earnings attributable to Checkpoint Systems, Inc., per Common Shares:

Basic (loss) earnings per share	$ (1.21)	$ 0.18	$ (1.21)	$ 0.49

Diluted (loss) earnings per share	$ (1.21)	$ 0.17	$ (1.21)	$ 0.49

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	September 25, 2011	December 26, 2010
(unaudited)

Cash and Cash Equivalents	$ 105,605	$ 173,802
Working Capital	$ 259,313	$ 298,794
Current Assets	$ 513,648	$ 512,829
Total Debt	$ 160,108	$ 141,949
Total Equity	$ 556,290	$ 584,291
Total Assets	$ 1,073,438	$ 1,035,273

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating (Loss) Income:	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010

Net revenues	$ 218,126	$ 203,324	$ 622,730	$ 598,956

GAAP operating (loss) income	(8,603)	13,062	(6,574)	32,799

Non-GAAP adjustments:

Restructuring expenses	17,392	1,175	20,484	2,810
Acquisition costs	2	—	2,205	—
Adjusted Non-GAAP operating income	$ 8,791	$ 14,237	$ 16,115	$ 35,609

GAAP operating margin	(3.9%)	6.4%	(1.1%)	5.5%
Adjusted Non-GAAP operating margin	4.0%	7.0%	2.6%	5.9%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Nine Months (39 weeks) Ended
Reconciliation of GAAP to Non-GAAP (loss) earnings attributable to Checkpoint Systems, Inc.:	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010

(Loss) earnings attributable to Checkpoint Systems, Inc., as reported	$ (49,259)	$ 7,081	$ (49,050)	$ 19,627

Non-GAAP adjustments:

Restructuring expenses, net of tax	16,595	647	18,812	2,030
Acquisition costs, net of tax	2	—	2,159	—
Valuation allowance adjustment	47,972	4,261	47,972	4,261
Adjusted net earnings attributable to Checkpoint Systems, Inc.	$ 15,310	$ 11,989	$ 19,893	$ 25,918

Reported diluted shares	40,605	40,499	40,493	40,366

Adjusted diluted shares	40,605	40,499	40,493	40,366

Reported net (loss) earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ (1.21)	$ 0.17	$ (1.21)	$ 0.49

Adjusted net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.38	$ 0.30	$ 0.49	$ 0.64